-Exhibit 10.22

DADE BEHRING
STOCK UNIT AWARD AGREEMENT

We are pleased to inform you that you have been awarded by Dade Behring Holdings, Inc. (the “Company”), a stock unit award (the “Stock Unit Award”).

The terms of the Stock Unit Award are as set forth in this Stock Unit Award Agreement (“Agreement”).  The Stock Unit Award Agreement is granted under the Dade Behring 2004 Incentive Compensation Plan (“Plan”) and, except as expressly provided otherwise herein, is limited by and subject to the express terms and conditions of the Plan, a copy of which is attached.  Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.  The basic terms of the Stock Unit Award are summarized as follows:

Grant Date:
Number of Units:
Vesting Commencement Date

1.                                      Vesting

(a)           The Stock Unit Award is subject to forfeiture upon termination of your service or employment relationship with the Employer as described below.  The Stock Unit Award will vest and no longer be subject to forfeiture on the dates set forth below (each a “Vesting Date”) according to the following schedule:

Date at Which Portion of Stock Unit Award is Vested and No Longer Subject to Forfeiture Provided Continuous Service or Employment With the Employer From the Vesting Commencement Date	Portion of Stock Unit Award Vested and No Longer Subject to Forfeiture
[Dates]	[Percentages]

(b)           Units that have vested and are no longer subject to forfeiture according to the schedule above are referred to herein as “Vested Units.”  Units that have not vested and remain subject to forfeiture under the preceding schedule are referred to herein as “Unvested Units.”  The Unvested Units will vest (and to the extent so vested cease to be Unvested Units remaining subject to forfeiture) in accordance with the above schedule.  Collectively, the Unvested Units and Vested Units are referred to herein as the “Units.”

(c)           Early lapse of the forfeiture restrictions may occur as described below in connection with a Change in Control, [your death], [your Retirement], [your Disability], [the

Company’s termination of your service or employment other than for Cause (“NonCause Termination”)] [your termination of your service or employment for Good Reason (“Good Reason Termination”)].

2.                                      Termination of Services or Employment

If [your service or employment relationship with the Employer terminates] [your service or employment relationship with the Employer terminates for any reason other than [death], [Retirement], [Disability] or a [Non-Cause Termination] [or Good Reason Termination], any portion of this Stock Unit Award that has not vested as provided in Section 1 will immediately terminate.  You will forfeit all Unvested Units upon such occurrence without the payment of any further consideration to you.

If your service or employment relationship with the Employer terminates because of [death], [Retirement], [Disability], or [NonCause Termination,] [or Good Reason Termination] the vesting of this Stock Unit Award will accelerate [and all Units under this Stock Unit Award will become fully vested.] [and an additional prorated number of Units shall vest reflecting the portion of the year you worked since the later of the Vesting Commencement Date or the last date upon which Units vested.] [and Units which would have vested on the next succeeding vesting date shall vest.]

3.                                      Change in Control

Upon a Change in Control of the Company, the vesting of your Stock Unit Award will accelerate and all Units under this Agreement shall become fully vested.

4.                                      Conversion of Units into Shares of Common Stock

Except as otherwise provided by a deferral election pursuant to Section 5 of this Agreement, Vested Units shall be converted into shares of Common Stock and distributed to you on or about [[              ] following the day when Unvested Units become Vested Units] [              following the termination of your service or employment relationship with the Employer].

If, however, you elect to defer payment of the shares of Common Stock as provided in Section 5 of this Agreement, the shares of Common Stock shall be issued as set forth in the Deferral Election Agreement entered into between you and the Committee.

5.                                      Deferral Election

[Subject to Section 13,] you may elect to defer delivery of the shares of Common Stock that would otherwise be due by virtue of the lapse or waiver of the vesting requirements as set forth in Section 1.  The Committee shall, in its sole discretion, establish the rules and procedures for such deferral elections and payment deferrals.

6.                                      Dividends

You shall be credited with dividend equivalents with respect to your Units under this Agreement if dividends are paid on shares of Common Stock.  The Committee, in its sole discretion, may determine the form of payment of dividend equivalents, including cash, shares of Common Stock or Units.

7.                                      No Rights as Shareholder

You shall not have voting or any other rights as a shareholder of the Common with respect to the Units.  Upon conversion of the Units into shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.

8.                                      Securities Law Compliance

Notwithstanding any other provision of this Agreement, you may not sell the shares of Common Stock acquired upon the conversion of Units unless such shares are registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such sale would be exempt from the registration requirements of the Securities Act.  The sale of such shares of Common Stock must also comply with other applicable laws and regulations governing the shares, and you may not sell the shares of Common Stock if the Company determines that such sale would not be in material compliance with such laws and regulations.

9.                                      Transfer Restrictions

You may transfer Units to family members. Any other sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust or gift, whether voluntarily or by operation of law, directly or indirectly, of Units shall be prohibited and void, provided that such restrictions on other transfers will not apply to certain transfers of the Units, provided, and only if, you obtain the Committee’s prior written consent to such transfer.

10.                               Independent Tax Advice

You acknowledge that determining the actual tax consequences to you of receiving Units or shares of Common Stock or deferring or disposing of Units or shares of Common Stock may be complicated.  These tax consequences will depend, in part, on your specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company.  You are aware that you should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving, deferring or disposing of Units or shares of Common Stock.  Prior to executing this Agreement, you either have consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Shares in light of your specific situation or have had the opportunity to consult with such a tax advisor but chose not to do so.

11.                               Withholding and Disposition of Shares

To the extent applicable, you agree to make arrangements satisfactory to the Employer for the payment of any federal, state, local or foreign withholding tax obligations that arise with respect to this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock.  Notwithstanding the previous sentence, you acknowledge and agree that the Employer has the right to deduct from payments of any kind otherwise due to you any federal, state or local taxes of any kind required by law to be withheld with respect this Stock Unit Award, including, without limitation, the receipt of shares of Common Stock.]

12.                               General Provisions

12.1        No Waiver.  No waiver of any provision of this Agreement will be valid unless in writing and signed by the person against whom such waiver is sought to be enforced, nor will failure to enforce any right hereunder constitute a continuing waiver of the same or a waiver of any other right hereunder.

12.2        Undertaking.  You hereby agree to take whatever additional action and execute whatever additional documents the Committee may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either you, the Units or the shares acquired upon conversion of the Units pursuant to the express provisions of this Agreement.

12.3        Agreement Is Entire Contract.  This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

12.4        Successors and Assigns.  The provisions of this Agreement will inure to the benefit of, and be binding on, the Company and its successors and assigns and you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person will have become a party to this Agreement and agreed in writing to join herein and be bound by the terms and conditions hereof.

12.5        No Service or Employment Contract.  This Agreement does not confer upon you any right with respect to continuance of service with or employment by the Employer, nor does it interfere in any way with the right of the Employer to terminate your services or employment at any time.

12.6        Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but which, upon execution, will constitute one and the same instrument.

12.7        Governing Law.  This Agreement will be construed and administered in accordance with and governed by the laws of the State of Delaware.

[13.                           Section 409A Compliance

The Company intends that any Unit conversion, deferral and other provisions applicable to your Stock Unit Award fully comply with the payout and other limitations and restrictions imposed under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), as clarified or modified by IRS guidance — in each case if and to the extent such Code Section 409A is otherwise applicable to your Stock Unit Award and such compliance is necessary to avoid the penalties otherwise imposed under Code Section 409A.  In this connection, the Company and you agree that the payout timing provisions applicable to the Stock Unit Award, and the terms of any deferral and other rights regarding such Stock Unit Awards, shall be deemed modified, if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Code Section 409A, as clarified or modified by IRS guidance — in each case if and to the extent such Code Section 409A is otherwise applicable to your Stock Unit Award and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year indicated above on the first page of this Agreement as the Grant Date.

DADE BEHRING HOLDINGS, INC.

By:
Its:

[Name of Grantee]